Correspondent Banking	Mail Code IL1-1110 120 South LaSalle Street Chicago, IL 60603	312 661 5000 312 661 9511

October 27, 2004

Mr. F. Morgan Gasior

Chairman and Chief Executive Officer

BankFinancial MHC, Inc.

BankFinancial Corporation

15 W 060 North Frontage Road

Burr Ridge, Illinois 60527

RE: Commitment to Amend BankFinancial’s Loan Agreement

Dear Mr. Gasior:

You have provided us with a draft prospectus (the “Prospectus”) outlining a proposed mutual to stock conversion (the “Conversion”) pursuant to which BankFinancial Corporation, a Maryland corporation (“BFC Maryland”) will issue shares of stock to the public, and will become the successor to BankFinancial MHC, Inc. (“Parent”) and BankFinancial Corporation (“Borrower”), and also will become the sole stockholder of the Bank.

This letter will constitute the consent of Bank One, NA (“Lender”) to the Conversion and the corporate reorganization and other steps described in the Prospectus that will be necessary to facilitate and effect the Conversion, and shall evidence Lender’s commitment (the “Commitment”) to amend the Loan Agreement and the other Financing Agreements in the following respects:

1.	Amend the definition “Termination Date” for the Term Loan to substitute June 30, 2005 for December 31, 2004.

2.	Amend the Loan Agreement and the other Financing Agreements to provide that unpaid principal balance plus all accrued but unpaid interest hereunder and any other amounts owing with respect to the Revolving Note shall be due and payable on December 31, 2005, or such earlier date on which such amount shall become due and payable on account of acceleration by the Lender pursuant to the Loan Agreement and other Financing Agreements.

3.	Amend the definition of “Borrower” as necessary to reflect that, upon the consummation of the Conversion, the separate corporate existence of Parent and Borrower will cease to exist, and that BFC Maryland will become the sole stockholder of the Bank and sole obligor under the Loan Agreement and the other Financing Arrangements.

4.	Amend the warranties, representations, covenants and other terms and conditions of the Loan Agreement and the other Financing Agreements as necessary to reflect the new corporate structure and the change in the ownership of the stock of the Bank that will result from the Conversion (all as described in the Prospectus).

5.	Amend the warranties, representations, covenants and other terms and conditions of the Loan Agreement and the other Financing Agreements as necessary to provide that the Change of Control and the change in the ownership of the stock of the Bank that will result from the Conversion (all as described in the Prospectus) shall not constitute Events of Default or Defaults.

Lender reserves the right to withdraw this Commitment prior to closing as follows:

A.	If an Event of Default or Default occurs under the Loan Agreement or other Financing Agreements.

B.	If Lender is advised prior to the closing of this transaction of any law or regulation which prevents or prohibits Lender from making any credit extensions in accordance with the terms and conditions contained herein or other conditions which, in the judgment of Lender, have a material adverse effect upon Lender’s ability to provide the Facilities.

C.	This Commitment presumes the full disclosure and accuracy of all pertinent information submitted by the Borrowers to Lender and may be canceled by Lender if any such information is false, incomplete, or inaccurate in any material respect or if the conditions represented or indicated to exist shall change in any material respect.

D.	All amendments to the Loan Agreement and other Financing Agreements must be satisfactory to Lender in form and content satisfactory.

If you have any question regarding this Commitment, please feel free to contact me.

Bank One, NA

By:	\s\ John L. Spalding	By:	\s\ Gregory S. Pike
Name:	John L. Spalding	Name:	Gregory S. Pike
Title:	First Vice President	Title:	Assistant Vice President

Accepted:

BankFinancial, MHC, Inc.		BankFinancial Corporation

By:	\s\ F. Morgan Gasior	By:	\s\ F. Morgan Gasior
Name:	F. Morgan Gasior	Name:	F. Morgan Gasior
Title:	Chairman and CEO	Title:	Chairman and CEO

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